Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT: Wolverine Worldwide

Brent Snavely

(313) 309-9516

bsnavely@lambert.com

WOLVERINE WORLDWIDE’S EXPANDED EFFORTS TO ADDRESS PFAS
APPROVED BY FEDERAL JUDGE

Consent Decree resolves environmental litigation between the Company,
State of Michigan, and Townships

Wolverine reaches settlement with 3M

ROCKFORD, Michigan (February 20, 2020) - Wolverine World Wide, Inc. (NYSE: WWW) announced that U.S. District Judge Janet T. Neff has approved a Consent Decree reached earlier this month among the Company, the State of Michigan, Plainfield Charter Township, and Algoma Township. This Consent Decree resolves the litigation between the parties and includes significant next steps in Wolverine’s already extensive efforts to ensure long-term water quality and continued environmental remediation in and around its hometown.

The Company also announced a settlement of its lawsuit against 3M Company. Under the terms of the settlement, 3M is making a lump sum financial contribution of $55 million towards Wolverine’s efforts to address PFAS remediation under the Consent Decree.

“We have been committed from the very beginning to being part of comprehensive water quality solutions for the community Wolverine has called home for nearly 140 years,” said Blake W. Krueger, Chairman, Chief Executive Officer, and President of Wolverine Worldwide. “We are pleased the Court has approved this Consent Decree that provides a structure for our work to continue, and also pleased that 3M is contributing towards our efforts.”

Wolverine's Comprehensive Action Plan

The Consent Decree represents a comprehensive approach to addressing PFAS that is the first of its kind in the State of Michigan and, as stated in Judge Neff’s order, was reached in “record time” and is “in the best interests of the affected homeowners, the surrounding communities, and the state of Michigan.”

The Consent Decree builds on the Company’s extensive work to-date addressing PFAS and sets forth a comprehensive action plan for the future. This plan includes Wolverine providing $69.5 million over a multi-year period towards the extension of Plainfield Township’s municipal water system to more than 1,000 properties in Algoma and Plainfield Townships, including all hookup and connection fees that homeowners typically pay on their own.

In addition, the Consent Decree includes continued maintenance of highly-effective water filters and resampling of certain residential wells for PFAS. The plan also provides for ongoing remediation at the Company’s former tannery and House Street sites, and investigations to further assess the presence of PFAS in area groundwater.

Financial Impact of Litigation Settlements

Based on the final Consent Decree and 3M settlement, the Company recorded net costs of $58 million in the fourth quarter of fiscal 2019. This is comprised of $113 million for incremental environmental investigation and remediation costs (including the $69.5 million referenced above for municipal water), partially offset by the $55 million recovery from 3M that will be paid in a lump sum in fiscal 2020. The environmental costs discussed are estimates, and actual amounts could differ significantly in the future as circumstances evolve.

Consent Decree Expected to have Significant, Beneficial Impact on Litigation

Wolverine continues to vigorously defend itself against litigation filed by some area residents. These plaintiffs and their attorneys played no role in developing the municipal water solution or other remediation actions approved in the Consent Decree, but they will benefit from what Judge Neff called “expedient and expansive relief for affected homeowners and the community.” As a result, Wolverine believes its actions will have a significant and beneficial impact on the resolution of these lawsuits.

Finally, Wolverine continues to vigorously pursue recoveries in court from its insurers, who played no role in the Consent Decree, and have yet to honor the policies they issued to Wolverine.

For More Information

For additional details on the comprehensive plan in the Consent Decree and actions it includes, please see the attached map and frequently asked questions. Please also visit the Company's blog, www.WeAreWolverine.com, for a copy of the Consent Decree, a copy of Judge Neff’s Order approving the Consent Decree, and for additional updates regarding Wolverine’s efforts on behalf of the community.

ABOUT WOLVERINE WORLDWIDE

With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers and licensors of branded casual, active lifestyle, work, outdoor sport, athletic, children's and uniform footwear and apparel. The Company's portfolio of highly recognized brands includes: Merrell®, Sperry®, Hush Puppies®, Saucony®, Wolverine®, Keds®, Stride Rite®, Chaco®, Bates®, and HYTEST®. The Company also is the global footwear licensee of the popular brands Cat® and Harley-Davidson®. The Company's products are carried by leading retailers in the U.S. and globally in approximately 170 countries and territories. For additional information, please visit our website, wolverineworldwide.com.

FORWARD-LOOKING STATEMENTS

This press release and the attached frequently asked questions contain forward-looking statements, including statements regarding: the incremental environmental remediation costs the Company expects to accrue; the timing of the actions to be taken, and related costs to be incurred under such Consent Decree and the impact of such actions and costs. In addition, words such as "believes," "step," "plans," "predicts," "is likely," "expects," "will," variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future events and involve certain risks, uncertainties, and assumptions ("Risk Factors") that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Risk Factors include, among others: the impact of regulation, regulatory and legal proceedings and legal compliance risks, including compliance with federal, state and local laws and regulations relating to the protection of the environment, environmental remediation and other related costs, and litigation or other legal proceedings relating to the protection of the environment or environmental effects on human health; and additional factors discussed in the Company's reports filed with the Securities and Exchange Commission and exhibits thereto. The foregoing Risk Factors, as well as other existing Risk Factors and new Risk Factors that emerge from time to time, may cause actual results to differ materially from those contained in any forward-looking statements. Given these or other risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company undertakes no obligation to update, amend, or clarify forward-looking statements.

SOURCE: Wolverine Worldwide

# # #

Frequently Asked Questions – February 20, 2020

Why did Wolverine enter into this Consent Decree?

This Consent Decree represents a significant next phase in Wolverine's ongoing efforts to address PFAS. We believe these steps provide continued benefits to the community, the Company, and its shareholders, which include:

-	Significant investments to ensure long-term water quality for the community, including an extension of municipal water as soon as possible, contributions towards Plainfield Township's municipal water filtration system and a new wellfield, investigation and remediation plans at Wolverine's House Street and former Tannery sites, and ongoing groundwater testing and monitoring;

-	A resolution of the lawsuit between Wolverine, the State of Michigan, Plainfield Charter Township, and Algoma Township; and

-	A significant, beneficial impact on the individual and class action lawsuits pending against Wolverine.

What is included in Consent Decree?

The Consent Decree provides a comprehensive framework to address the presence of PFAS in area groundwater, including an extension of municipal water to more than 1,000 properties, contributions toward Plainfield Township's municipal water filtration system and a new wellfield, investigation and remediation plans at Wolverine's House Street and former tannery sites, ongoing groundwater testing and monitoring, and other investments by Wolverine to ensure long-term water quality for the community.

Who will be receiving municipal water?

More than 1,000 properties in Plainfield Township and Algoma Township will be connected to Plainfield Township's municipal water system over a period of at least five years. These properties are shown on the attached map, and residents with questions about eligibility can contact Plainfield Township at www.plainfieldmi.org.

Can residents opt out of receiving municipal water?

As part of the Consent Decree, Plainfield and Algoma Townships will require those in the new municipal water service areas to connect to the system, and their private drinking water wells will be properly abandoned.

What will residents have to pay for municipal water?

Wolverine is funding the municipal water extension, including all hookups and connection fees that homeowners typically pay on their own. Once connected to Plainfield Township's municipal water system, residents will be responsible for standard water costs charged by the Township. For more information about these charges, please contact Plainfield Township at www.plainfieldmi.org.

When will work begin on the municipal water extension project and how long will it take?

Now that the Consent Decree is in place, Plainfield Township will manage the construction of the municipal water extension and has indicated that it intends to begin construction in 2020. The project is expected to take at least five years to complete and will focus first on the areas that have been most impacted.

What is the remediation plan for the former Tannery site?

Remediation has been ongoing at Wolverine's former tannery site in Rockford, where the Company has drilled dozens of monitoring wells and taken hundreds of soil, sediment, and groundwater samples. As part of these efforts, Wolverine began installing a filtration system earlier this year to capture and treat groundwater at the tannery site for PFAS before it reaches the Rogue River. Also, Wolverine began an extensive cleanup this fall in cooperation with the EPA, including the excavation of soils, sediments, hides, and leather scraps at and near the site. The Consent Decree contemplates that Wolverine will continue and complete these activities, which are already underway.

What is the remediation plan for the House Street site?

Remediation has been ongoing at Wolverine's House Street site in Belmont, where the Company has drilled dozens of monitoring wells, taken hundreds of soil and groundwater samples, and placed impermeable caps over five areas of the site. Under the Consent Decree, Wolverine will also conduct a feasibility study to determine what additional remedial actions may be appropriate at the site.

What does all of this mean for Wolverine's drinking water filtration program?

As outlined in the Consent Decree, Wolverine will be adjusting its current water filtration program as follows:

-	Wolverine will continue maintaining filters it has provided to homes scheduled to receive municipal water, until such time as municipal water is installed, on a schedule agreed upon by Wolverine and the State.

-	Wolverine will continue maintaining filters it has provided to homes not scheduled to receive municipal water, where the level of PFOA+PFOS is over 10 ppt, on a schedule agreed upon by Wolverine and the State.

-	Wolverine will discontinue maintaining other filters over a period of time.

How does this impact the lawsuit between Wolverine, the State of Michigan, and Plainfield and Algoma Townships?

The Consent Decree resolves all litigation between Wolverine, the State of Michigan, Plainfield Charter Township, and Algoma Township.

How does this affect individual and class action lawsuits filed against Wolverine and 3M?

Wolverine has been sued by some area residents and continues to vigorously defend itself against these claims. These plaintiffs and their attorneys played no role in developing the municipal water solution or other remediation actions approved in the Consent Decree, but they will benefit from Wolverine’s actions. As a result, Wolverine believes its actions will have a significant and beneficial impact on the resolution of these lawsuits.

What is the status of Wolverine's lawsuit against 3M?

The claims between Wolverine and 3M have been resolved. Under the terms of the settlement between the parties, 3M will make a lump sum payment of $55 million to Wolverine to support its efforts under the Consent Decree

When and how will Wolverine be paying for the municipal water and remediation costs?

These costs are expected to be incurred over a multi-year period, and the Company will assess the best source of funding based on the timing of these costs and other considerations. Wolverine does not expect the costs of the Consent Decree to have a material impact on availability under its credit agreements, overall liquidity, or debt leverage.

Are Wolverine's insurers contributing anything?

Wolverine's insurers played no role in the actions set forth in the Consent Decree, and the costs of the settlement do not include any potential recoveries from them. Wolverine's insurers have yet to honor the valid policies they issued to Wolverine and, as a result, Wolverine will continue to pursue them vigorously in court to cover Wolverine's settlement costs and legal fees.

Rector St NE
Rector Ave NE
Rogue River
Edgerton Ave NE
12 Mile Rd NE
Fonger St NE
11 Mile Rd NE
US 131
10 Mile Rd NE
Moraine Trl NE
House St NE
9 Mile Rd NE
Pine Island Dr NE
Belmont Ave NE
Post Dr NE
Krows St NE
Kimball Dr NE
Wolverine Blvd NE
Wolverine
7 Mile Rd NE
Rogue River Rd
Northland
W River Dr NE
Grand River
Coit Ave NE
Northland Dr NE
E Main St NE
LEGEND
PARCELS THAT WILL RECEIVE MUNICIPAL WATER